Exhibit 10.1

FORM OF FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This FIRST AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK (this “Amendment”), dated as of May 16, 2019 (the “Effective Date”), is issued by XPRESSPA GROUP, INC., a Delaware corporation (the “Company”), in favor of the holder (the “Holder”) of the Warrant (as defined below). Capitalized terms used but not defined in this Amendment shall have the meanings that are set forth in the Warrant.

RECITALS

WHEREAS, the Company issued a Class B Warrant to Purchase Common Stock, dated as of May 17, 2018, which entitles the Holder to purchase shares of Common Stock of the Company pursuant to the terms and conditions therein (as amended, modified, supplemented, or restated from time to time, the “Warrant”); and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to extend the Expiration Date of the Warrant on the terms set forth herein.

AMENDMENT

1.      Amendment to “Expiration Date”. The definition of “Expiration Date” as found in Section 19(o) of the Warrant is hereby amended and restated as follows:

“Expiration Date” means June 17, 2019.

2.      Amendment to Section 2(a) of the Warrant. Section 2(a) of the Warrant shall be amended and restated as follows:

“(a) Certain Anti-Dilution Adjustments. In addition to the reductions of the Exercise Price described in Section 2(b), if, at any time while this Note is outstanding, the Company or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire Common Stock at an effective price per share that is lower than the then Exercise Price (such lower price, the “Base Exercise Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is lower than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance), then the Exercise Price shall be reduced to equal the Base Exercise Price, subject to adjustment for reverse and forward stock splits and the like. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued; provided, however, that notwithstanding the foregoing, the Exercise Price shall not be adjusted to be less than the Reduced Exercise Price Floor; provided, further, however, that the Exercise Price can be reduced below the Reduced Exercise Price Floor if the Company is not then subject to Nasdaq Listing Rule 5635(d) or if approved by the Principal Market. Notwithstanding the foregoing, no adjustment will be made under this Section 2(a) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2(a), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2(a), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Exercise Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Exercise Price in the Notice of Exercise. In the event the Exercise Price is reduced pursuant to this Section 2(a) the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment (such additional Warrant Shares the “Additional Shares”); provided, however that this sentence shall not be applicable and shall have no effect prior to receipt of shareholder approval pursuant to Nasdaq Listing Rule 5635(d) and for as long as such rule is applicable to the Company. Notwithstanding the foregoing, no reduction of the Exercise Price shall be less than twenty percent (20%) of the Exercise Price on the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar transactions after the Issuance Date) (the “Reduced Exercise Floor Price”); provided, however, that the Exercise Price can be reduced below the Reduced Exercise Price Floor if approved by the Principal Market. Company further agrees that the proxy statement with respect to the Shareholder Approval will be drafted such that such Shareholder Approval will extend to such a reduction below the Reduced Exercise Price Floor and issuance of the Additional Shares.”

3.      Effectiveness. This Amendment shall be effective as of the Effective Date.

4.      Effect. The terms and provisions of the Warrant and all other documents and instruments relating and pertaining to the Warrant shall continue in full force and effect, except as amended hereby. In the event of any conflict between the provisions of the Warrant and the provisions of this Amendment, the provisions of this Amendment shall control.

5.      Governing Law. This Amendment, and all matters arising directly or indirectly herefrom, are to be construed and enforced in accordance with and shall be governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the Effective Date set out above.

XPRESSPA GROUP, INC. By: _____________________ Name: Title: